Exhibit 11

                       Hudson General Corporation
                           111 Great Neck Road
                       Great Neck, New York  11021



July 9, 1998


Mr. Jay B. Langner
Mr. Richard D. Segal
c/o Hudson General Corporation
111 Great Neck Road
Great Neck, New York  11021

Dear Jay and Rick:

            Each of you, together with certain other directors or executives of Hudson General Corporation (the "Company"), is considering the possibility of proposing to the Company a transaction which would result in you and other members of the Company's management becoming the owners of all outstanding shares of the Company's common stock (the "Potential Transaction"). It is understood and agreed that except as otherwise specifically set forth in this letter agreement, (i) the Company will not be responsible for any costs or expenses incurred by or on behalf of you in connection with your evaluation and possible pursuit of the Potential Transaction and (ii) the Company will not reimburse you for any such costs or expenses.

            It is agreed as follows:

            1. The Company will not be responsible or reimburse you for the first $250,000 of "Fees and Expenses" (as defined in paragraph 4 below) incurred by you in connection with the Potential Transaction.

            2. In order to induce you to continue your evaluation of a Potential Transaction, the Company will reimburse you for fifty percent (50%) of Fees and Expenses incurred by you in connection with the Potential Transaction in excess of $250,000, up to a maximum of $500,000 of aggregate Fees and Expenses, so that the Company's maximum reimbursement obligation shall be $125,000.






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            3. The Company will not reimburse you for any portion of your Fees and Expenses incurred in connection with the Potential Transaction in excess of the aggregate amount of $500,000, it being understood that the Company's sole reimbursement obligation shall be pursuant to paragraph 2 above.

            4. As used herein, the term "Fees and Expenses" means reasonable, documented, out-of-pocket costs and expenses incurred by either or both of you or other members of management in connection with the Potential Transaction, relating to (a) reasonable out-of-pocket expenses incurred by your financial advisors in connection with a Potential Transaction, (b) fees paid to your legal counsel based on standard hourly billing rates of such legal counsel and reasonable expenses and disbursements incurred by such legal counsel in connection with the Potential Transaction, (c) fees paid to the Company's independent public accountant for any services rendered to you in connection with the Potential Transaction and reasonable expenses and disbursements incurred by such independent public accountant in connection with the Potential Transaction, (d) fees, expenses and disbursements paid by you to other advisors, and (e) other expenses incurred by you in connection with the Potential Transaction. It is also agreed that the term "Fees and Expenses" does not include (i) any transaction, "success" fee or similar type of financial advisory fee paid to any financial advisor or investment banking firm retained by or providing services to you or (ii) any commitment fees or expenses or similar fees paid to lending institutions or financing sources in connection with the financing of the Potential Transaction.

            5. You agree to apprise the Special Committee of the Company's Board of Directors (the "Committee") or its representatives, from time to time, of the amount of Fees and Expenses incurred by you in connection with the Potential Transaction. If and when you have incurred $250,000 in Fees and Expenses, you agree to advise the Committee or its representatives as to the status of the prospective financing for the Potential Transaction and furnish the Committee or its representatives with any agreed upon term sheets or other agreements (which may be redacted to eliminate information regarding any price you may determine to propose that you pay for shares of the Company's stock or which you or your advisors deem to be strategically sensitive to a transaction you may determined to propose) relating to the prospective financing arrangements for the Potential Transaction.





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            Please indicate your agreement with the foregoing by signing and returning one copy of this letter.



                           Sincerely,

                           HUDSON GENERAL CORPORATION

                           By: /s/ Edward J. Rosenthal
                               ----------------------------------------------
                               Name: Edward J. Rosenthal
                               Title: Member of Special Committee of
                                      the Board of Directors


Agreed and Accepted by:

/s/ Jay B. Langner
-----------------------------------
Jay B. Langner



/s/ Richard D. Segal
-----------------------------------
Richard D. Segal







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